UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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FLEXSTEEL INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877

October 29, 2018

Dear Shareholder:

You are cordially invited to attend the Annual Shareholders’ Meeting of Flexsteel Industries, Inc. on Monday, December 10, 2018, at 2:00 p.m. We welcome the opportunity to meet with those of you who find it convenient to attend.

Time will be provided for shareholder questions regarding the affairs of the Company and for discussion of the business to be considered at the meeting as explained in the notice and proxy statement which follow. Directors and other Company executives expect to be available to talk individually with shareholders after the meeting. No admission tickets or other credentials are currently required for attendance at the meeting, but we may request to see some identification to establish that you are a shareholder of the Company.

We have elected to take advantage of the “notice and access” rules of the Securities and Exchange Commission to furnish most of our shareholders with proxy materials over the Internet. These rules allow us to provide you with the information you need, while reducing printing and delivery costs.

Your vote on the proposals is important. Whether or not you attend the meeting, we encourage you to vote your shares in order to make certain that you are represented at the meeting. You may vote over the internet, as well as by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.

Sincerely,

Eric S. Rangen
Chair of the Board

Record Date:	October 11, 2018
Date of Meeting:	December 10, 2018
Time:	2:00 p.m.
Place:	The Westin Minneapolis
88 South 6th Street
Minneapolis, MN 55402

IMPORTANT

Whether you own one share or many, each shareholder is urged to vote by Internet or telephone, or, if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held December 10, 2018

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Flexsteel Industries, Inc. will be held at The Westin Minneapolis, 88 South 6th Street, Minneapolis, MN 55402, on Monday, December 10, 2018 at 2:00 p.m. for the following purposes:

1.	To elect three (3) Class II Directors to serve until the year 2021 Annual Meeting and until their respective successors have been elected and qualified or until their earlier resignation, removal or termination.

2.	To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

October 11, 2018 has been fixed as the record date for the determination of common shareholders entitled to notice of, and to vote at, the meeting. Only holders of record at the close of business on that date will be entitled to vote at the meeting or any adjournments or postponements of the meeting.

Whether or not you plan to attend the meeting, please vote by Internet or telephone, or, if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Marcus D. Hamilton
Secretary
October 29, 2018

IMPORTANT

Please vote by Internet or telephone, or, if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.

FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877

PROXY STATEMENT
Annual Meeting of Shareholders to be Held December 10, 2018

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement and the proxy are solicited on behalf of the Board of Directors, referred to as the “Board”, of Flexsteel Industries, Inc. to be used at the Annual Meeting of Shareholders to be held on Monday, December 10, 2018, and any adjournments or postponements of the meeting, for the purposes set forth in the notice of meeting accompanying this proxy statement. The Company will pay the cost of the solicitation of proxies.

The mailing address of the corporate office and principal executive office of the Company is P.O. Box 877, Dubuque, IA 52004-0877. The approximate date on which this proxy statement and accompanying proxy card are first available to shareholders is October 29, 2018.

Meeting Purposes

At the meeting, shareholders will elect three (3) Class II directors, Mary C. Bottie, Eric S. Rangen and Nancy E. Uridil for three-year terms expiring at the shareholders meeting in 2021. We do not expect that any other business, except for routine or procedural matters, will be brought up at the meeting. If any other business is properly brought up at the meeting, the persons named in the enclosed proxy will have authority to vote on these matters at their discretion.

Proxy Materials Available on Internet

In an effort to reduce the cost of delivering the proxy materials to our shareholders, we are making the materials available to our shareholders on the Internet. On October 29, 2018, we sent shareholders a one-page “Notice of Internet Availability of Proxy Materials,” which included instructions on how to access our proxy materials on the Internet. The proxy materials, consisting of this proxy statement and our fiscal 2018 annual report to shareholders, are available at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote your shares. By making the materials available through the Internet, we expect to reduce our costs, conserve natural resources, and expedite the delivery of the proxy materials. However, if you prefer to receive hard copies of the proxy materials, please follow the instructions included on the Notice of Internet Availability of Proxy Materials.

Voting

Only shareholders of record at the close of business on October 11, 2018, the record date, will be eligible to vote. There is only one class of stock entitled to vote at the meeting, our common stock, $1.00 par value, of which there were 7,883,777 shares outstanding on the record date. A quorum, which is a majority of the outstanding shares, is needed to conduct a meeting. Each share is entitled to one vote for each director position; cumulative voting is not available. We encourage you to vote by telephone or on the Internet. If your shares are held in your name, you can vote by telephone or on the Internet by following the instructions on the proxy card or as explained in the Notice of Internet Availability of Proxy Materials. If you are a beneficial holder with your shares held in the name of your broker, bank, or other financial institution, you will receive telephone or Internet voting instructions from the institution. If you received a paper copy of the proxy materials, you may vote your shares by signing and dating each proxy card you received and returning the cards in the enclosed envelope. The proxies will be voted according to your directions on the proxy card. If you return a signed card without specifying your vote, your shares will be voted:

●	FOR the election of Mary C. Bottie, Eric S. Rangen and Nancy E. Uridil (Proposal I).

If you sign and return your proxy card, your shares will be voted on any other business that properly comes before the meeting as determined by the persons named in the proxy. We urge you to sign, date, and return your proxy card promptly, or vote by telephone or on the Internet, even if you plan to attend the meeting in person. If you do attend in person, you will be able to vote your shares at the meeting even if you previously signed a proxy card or voted by telephone or on the Internet. However, if you hold your shares in street name you must request a legal proxy from your broker or nominee to vote in person at the Annual Meeting.

Shares Held by Broker

If you hold your shares through a broker, bank, or other financial institution, you will receive your proxy materials and voting instructions from the institution. Under New York Stock Exchange rules, your broker, bank, or financial institution will not vote your shares for any of the proposals without your specific instructions. To ensure your vote is counted, you must provide directions to your broker, bank, or financial institution by following its instructions.

Changing Your Vote

If you wish to change your vote, you may do so by submitting a new vote by proxy, telephone, Internet, or in person at the meeting. A later vote will cancel an earlier vote. For example, if you vote by Internet and later vote by telephone, the telephone vote will count, and the Internet vote will be canceled. If you wish to change your vote by mail, you should request a new proxy card from our Secretary at P.O. Box 877, Dubuque, Iowa 52004-0877. Your last vote received before the meeting will be the only one counted. You may also change your vote by voting in person at the meeting. Your vote at the meeting will count and cancel any previous vote.

Vote Required

Votes cast by proxy or in person will be counted by the inspector of election appointed for the meeting who will be present at the meeting. The affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote is required for the election of the director nominees named in this proxy statement. In determining a quorum, a “WITHHELD” vote will be counted, but will not be voted in favor of the nominee with respect to whom authority has been withheld. The three nominees that receive the highest number of “FOR” votes will be elected.

While the Board knows of no other matter to be presented at the meeting or any adjournment or postponement of the meeting, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxies.

Number of Copies Sent to Household

For two or more shareholders sharing the same address, that do not participate in the electronic delivery of proxy materials, we only send your household a single copy of our annual report and proxy statement unless you previously withheld your consent to “householding” or instruct us otherwise. Householding saves us the expense of mailing duplicate documents to your home and conserves our natural resources, and we hope that receiving one copy rather than multiple copies is more convenient for you. However, we will promptly provide additional copies of our fiscal 2018 annual report or this proxy statement to the other shareholders in your household if you send a written request to: Office of the Secretary, Flexsteel Industries, Inc., P.O. Box 877, Dubuque, Iowa 52004-0877, or you may call us at 563-556-7730 to request additional copies. Copies of the annual report, proxy statement, and other reports we file with the SEC are also available on our website at http://www.flexsteel.com/content/investors or through the SEC’s website at www.sec.gov.

You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free 866-540-7095, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

More Information about Voting Your Shares

Information regarding the proxy process is available from the SEC on its website at: https://www.sec.gov/spotlight/proxyprocess.htm

PROPOSAL I

ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation permit the election of thirteen Directors. The Board currently consists of seven persons divided into three classes. At each Annual Meeting the terms of one class of Directors expire and persons are elected to that class for terms of three years or until their respective successors are duly qualified and elected or until their earlier resignation, removal or termination. The Nominating and Governance Committee believes that, as a group, the nominees below bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations.

Set forth below is information with respect to all Board members, including the nominees, their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a Flexsteel director and their age as of September 30, 2018.

The Board of Directors believes that the directors listed below come from a wide variety of business backgrounds, possess highly ethical standards, uncompromising integrity, operate in the best interest of the shareholders and the majority are independent as defined by the NASDAQ Stock Market listing standards.

The Board has determined that the Board shall consist of nine members and has nominated, based on the recommendation of the Nominating and Governance Committee, Mary C. Bottie, Eric S. Rangen and Nancy E. Uridil for election as Class II Directors of the Company. This leaves two vacancies. As permitted by our Articles, the Board plans to fill these vacancies after the 2018 Annual Meeting and prior to the 2019 Annual Meeting.

All nominees have been previously elected by the shareholders. The Class II Directors’ next term expires at the 2021 Annual Meeting or upon their respective successors being elected and qualified or until their earlier resignation, removal or termination. It is the intention of the proxies named herein to vote FOR these nominees unless otherwise directed in the proxy.

DIRECTORS NOMINATED FOR ELECTION, CLASS II

Mary C. Bottie Age 60 Director since 2003

Retired Vice President, Motorola, Inc., (a global leader in providing integrated communications and embedded electronic solutions).

Ms. Bottie brings expertise in general management, global operations, marketing, and human resources.

Ms. Bottie is Chair of the Compensation Committee, is a member of the Nominating and Governance Committee and has served on the Audit and Ethics Committee.

Eric S. Rangen Age 61 Director since 2002

President and Chairman of LTC Reinsurance PCC, a protected cell captive insurance company. Retired Executive Vice President - Strategic Initiatives, 2015 to 2017, Optum (part of UnitedHealth Group Inc.), Senior Vice President and Chief Accounting Officer, 2006 to 2015, UnitedHealth Group Inc. (a public diversified health and well-being company); Executive Vice President and Chief Financial Officer, 2001 to 2006, Alliant Techsystems Inc. (a public advanced weapons and space systems company); Partner 1994 to 2001, Deloitte & Touche LLP (an international accounting firm); Director and Audit Committee Chair, 2015 to 2017, International Market Centers, L.P. (owner and operator of markets and showrooms for the furniture, home décor, gift and apparel industries in, High Point, NC and Las Vegas, NV).

Mr. Rangen brings experience in finance, general management, and human resources.

Mr. Rangen is Chair of the Board. Mr. Rangen has served on the Audit and Ethics, and Compensation Committee.

Nancy E. Uridil Age 66 Director since 2010

Retired Senior Vice President, 2005 to 2014, Moen Incorporated (fashion plumbing and durable goods); Senior Vice President, 2000 to 2005, Estee Lauder Companies (cosmetics and hair care); Senior Vice President, 1996 to 2000, Mary Kay, Inc. (cosmetics and direct selling); Multiple positions, 1974 to 1996 Procter & Gamble Co. (consumer goods manufacturer). Director, 2015 to present, Federal Home Loan Bank of Cincinnati.

Ms. Uridil brings experience in strategic planning, building global brands, general management, operational expertise in all aspects of global supply chains, and human resources.

Ms. Uridil is the Chair of the Nominating and Governance Committee and serves on the Compensation Committee.

DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE

2019 ANNUAL MEETING, CLASS III

Jeffrey T. Bertsch Age 63 Director since 1997

Interim President, Flexsteel Industries, Inc., September 2018 to present; Senior Vice President Corporate Services, 2004 to 2015, Flexsteel Industries, Inc., Vice President Corporate Services, 1989 to 2004, Flexsteel Industries, Inc.; Director, 1997 to present, American Trust and Savings Bank (an Iowa Bank).

Mr. Bertsch brings knowledge of Flexsteel culture and provides insight and perspective on operations, finance, supply-chain management and information technology.

Michael J. Edwards Age 58 Director since 2016

Former Chief Executive Officer, 2015 to 2017, eBags.com (a leading online bag retailer owned by Samsonite International S.A.); Global Chief Merchandising Officer, 2012 to 2015, Staples Inc. (an office supplies retailer); President and Chief Executive Officer, 2010 to 2011, Executive Vice President and Chief Merchandising Officer, 2009 to 2010, Borders Group, Inc. Borders Group, Inc. filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on February 16, 2011. Director, 2017 to present, Central Garden and Pet Company.

Mr. Edwards brings experience in retailing, merchandising, general management, and digital leadership.

Mr. Edwards is a member of the Audit and Ethics, and Compensation Committees. The Board has determined that he is an “audit committee financial expert” as defined by SEC rules.

DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE

2020 ANNUAL MEETING, CLASS I

Thomas M. Levine Age 69 Director since 2010

Independent Management Advisor, 1995 to present; Executive Vice President, 1982 to 1999, Fostin Capital Corp (a venture capital investment management company); Vice President, 1982 to 1994, Foster Industries, Inc. (a private investment company); Partner, 1980 to 1982, Associate, 1974 to 1979, Berkman Ruslander Pohl Lieber & Engel (a corporate law firm).

Mr. Levine brings experience in general management, business and legal matters.

Mr. Levine is Chair of the Audit and Ethics Committee and is a member of the Nominating and Governance Committee. The Board has determined that he is an “audit committee financial expert” as defined by SEC rules.

Robert J. Maricich Age 68 Director since 2010

Chairman and Chief Executive Officer, May 2011 to present, International Market Centers, L. P. (owner and operator of markets and showrooms for the furniture, home décor, gift and apparel industries in Atlanta, GA, High Point, NC and Las Vegas, NV); President and Chief Executive Officer, 2008 to 2011, of the predecessor company, World Market Center Ventures LLC; President and Chief Executive Officer, 2000 to 2007 and Senior Vice President, 1996 to 1999, Century Furniture Industries, Inc. (a furniture manufacturer); President, 1990 to 1996 of two operating companies of LADD Furniture Co., Inc. (a furniture manufacturer).

Mr. Maricich brings experience in engineering, manufacturing, product development, sales and marketing and general management.

Mr. Maricich is a member of the Compensation Committee and the Audit and Ethics Committee. The Board has determined that he is an “audit committee financial expert” as defined by SEC rules.

All nominees named above have consented to serve as Directors if elected. In the event any of the nominees should fail to stand for election, the persons named as proxy in the enclosed form of proxy intend to vote for substitute nominees as may be selected by the Board. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

The Board recommends a vote FOR its Director nominees named in this Proxy Statement. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

DIRECTOR COMPENSATION

Annual Compensation

Our non-executive directors received annual compensation as shown in the table below. There are no additional meeting fees. The Board Chair and members of our committees receive additional compensation due to the workload and broad responsibilities of these positions. All compensation is paid quarterly.

The following table sets forth the cash and non-cash compensation for fiscal 2018 awarded to or earned by each of our directors who is not also a named executive officer.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Equity Awards ($) (3)	Total ($)
Eric S. Rangen – Board Chair	75,000	49,997	124,097
Jeffrey T. Bertsch	40,000	49,997	89,997
Mary C. Bottie	51,500	49,997	101,497
Michael J. Edwards	51,500	49,997	101,497
Thomas M. Levine	59,000	49,997	108,997
Robert J. Maricich	51,500	49,997	101,497
Nancy E. Uridil	51,500	49,997	101,497

(1)	As of June 30, 2018, each Director who is not an employee had the following stock options outstanding: Mr. Levine, 5,500 options; Mr. Maricich, 5,500 options; Mr. Rangen, 16,750 options; and Ms. Uridil, 13,000 options.

(2)	Each non-executive Director is paid a retainer at the rate of $40,000 per year. In addition, the Chair of the Board is paid an additional retainer of $35,000 per year. The Audit & Ethics Committee Chair is paid a retainer of $15,000. The Compensation Committee Chair and the Nominating and Governance Chair are each paid a retainer of $7,500. Audit and Ethics Committee members are paid a retainer of $7,500. Compensation Committee and Nominating and Governance Committee members are paid a retainer of $4,000.

(3)

Each Director receives a quarterly stock grant with a value of $12,500, rounded to the nearest share, with no additional vesting requirements. Directors are expected to accumulate Flexsteel shares of common stock valued at three times the annual Director cash compensation.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors is currently comprised of seven members. During the fiscal year ended June 30, 2018, five meetings of the Board were held. All of the directors of the Company attended 100% of the meetings of the Board and 100% of the committee meetings on which they served. The Company does not have a formal policy regarding attendance by Board members at the Company’s annual meeting, but the Board encourages all its members to attend the annual meeting of shareholders. All members of the Board of Directors attended the prior year’s annual meeting.

The Board has determined that the following directors, which constitute a majority of the Board of Directors, are independent directors as defined by The NASDAQ Stock Market listing standards: Mary C. Bottie, Michael J. Edwards, Thomas M. Levine, Robert J. Maricich, Eric S. Rangen and Nancy E. Uridil. The independent directors meet periodically in executive session as part of a Board meeting.

Board Leadership Structure

The Board elected an independent director, Mr. Rangen, to serve as Chair of the Board. Our Bylaws provide that the Chair of the Board may be an independent director or the Chief Executive Officer of the Company. In making leadership determinations, the Board considers many factors including the specific needs of the business and what is in the best interest of our shareholders. The Board believes that presently it is in the best interest of the Company that the positions of Chair of the Board and Chief Executive Officer are separate. The Board believes that this separation is presently appropriate as it allows the Chief Executive Officer to focus primarily on strategy, leadership and execution of operations while the Chair of the Board can focus on leading the Board.

Ability of Shareholders to Communicate with the Board of Directors

The Board has provided the means by which shareholders may send communications to the Board or to individual members of the Board. Such communications, whether by letter, email or telephone should be directed to the Secretary of the Company at 385 Bell Street, Dubuque, Iowa 52001 or telephone number of (563) 556-7730 who will forward them to the intended recipients. Unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the Secretary, may not be forwarded to the directors.

Risk Oversight

The Board of Directors is responsible for consideration and oversight of risks facing Flexsteel. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review strategic, operational, financial, compensation and compliance risks with senior management. The Audit and Ethics Committee establishes, reviews and periodically updates the Guidelines for Business Conduct to ensure compliance with all applicable rules and regulations, and that management has established a system of enforcement. The Audit and Ethics Committee regularly evaluates financial and accounting risk exposures, the controls management has implemented, and reviews our insurance programs. The Compensation Committee considers risks in the design of compensation programs for our executives. The Nominating and Governance Committee is responsible for identification, monitoring, and disclosure of enterprise risks.

Committees of the Board

Subject to our Bylaws, applicable law and regulatory requirements, the Board may establish additional or different committees from time to time. Our Board of Directors has established three standing committees: Audit and Ethics Committee, Compensation Committee, and Nominating and Governance Committee. The charters of all three committees are available at www.flexsteel.com in the Investors section. The principal duties of the three committees are set forth below.

Audit and Ethics Committee – Appoints and confers with the independent registered public accounting firm on various matters, including the scope and results of the audit; authorizes special reviews or audits; reviews and approves quarterly and annual SEC filings; reviews internal auditing procedures and the adequacy of internal controls; and reviews policies and practices relating to compliance with laws, conflicts of interest and ethical standards of the Company. The Committee held five meetings during the fiscal year ended June 30, 2018. The Committee members are Thomas M. Levine - Chair, Michael J. Edwards and Robert J. Maricich. The Board has determined that all three members of the Audit and Ethics Committee qualify as “audit committee financial experts” within the meaning of the Securities Exchange Act of 1934, as amended, referred to as the “1934 Act”.

Compensation Committee – Reviews performance, compensation and benefits of all executive officers; approves all equity compensation; develops and maintains succession planning policies and criteria for executive officers; and makes recommendations regarding Board compensation. The Committee held three meetings during the fiscal year ended June 30, 2018. The Committee members are Mary C. Bottie - Chair, Michael J. Edwards, Robert J. Maricich and Nancy E. Uridil.

Nominating and Governance Committee – Recommends directors and reviews qualifications of director candidates; evaluates Board and individual Director performance; develops and recommends a succession plan for the Board; reviews and recommends the practices, policies and procedures of the Board; conducts new Board member orientation and ongoing education for Board members; and reviews corporate responsibility, diversity and sustainability. The Committee held three meetings during the fiscal year ended June 30, 2018. The Committee members are Nancy E. Uridil - Chair, Mary C. Bottie and Thomas M. Levine.

Code of Ethics

The Company has a written code of ethics titled Guidelines for Business Conduct. The code of ethics applies to the Company’s directors and employees including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The code of ethics includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code of ethics. The Guidelines for Business Conduct is available on the Company’s website at http://www.flexsteel.com/content/investors in the Corporate Governance section. The Company intends to post any amendments to its code of ethics (to the extent applicable to the Company’s Chief Executive Officer, Chief Financial Officer or Chief Principal Accounting Officer) at this location on its website.

Related Party Transaction Policy

The Audit and Ethics Committee of the Board of Directors has adopted a written policy regarding transactions with related parties. In accordance with the policy, the Audit and Ethics Committee is responsible for the review and approval of all transactions with related persons that are required to be disclosed under the rules of the Securities and Exchange Commission. Under the policy, a “related person” includes any of the Flexsteel directors or executive officers, certain shareholders and any of their respective immediate family members. The policy applies to transactions in which Flexsteel is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Under the policy, all material information related to any covered transaction is to be disclosed to the Audit and Ethics Committee. The Audit and Ethics Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable, on terms no less favorable to Flexsteel than could be obtained in a comparable arms-length transaction with an unrelated third party and in the best interests of Flexsteel. The only related party transaction for reporting purposes involves Mr. Bertsch’s sister, Carrie Bliele. She is employed by the Company as Vice President Merchandising and received compensation of $134,400 for the fiscal year ended June 30, 2018. Her compensation is market competitive, fair and reasonable.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Mary C. Bottie - Chair, Michael J. Edwards and Nancy E. Uridil, none of whom are, or have been, an officer of the Company. Robert J. Maricich is also a member of the Compensation Committee and served as an officer of the Company from May 1, 1989 to July 12, 1989. No executive officer of the Company served as a director of another entity that had an executive officer serving on the Company’s compensation committee. No executive officer of the Company served as a member of the compensation committee of another entity which had an executive officer who served as a director of the Company.

Stock Option Granting Policy

The Compensation Committee has formalized its stock option granting practices by adopting a policy for the grant of stock options. The policy reflects the Compensation Committee’s long-standing approach to stock option grants described in the Compensation Discussion & Analysis section under Omnibus Stock Plan. In addition, the policy provides, among other things, that all grants of stock options must be approved by the Compensation Committee or its designee; stock options may not be granted to a current director, officer or employee during any quarterly or other blackout period as defined in our insider trading policy; and the exercise price for the stock option will be equal to the last sale price per share of our common stock as reported on The NASDAQ Stock Market on the grant date. The policy also specifies procedures for granting stock options to newly hired executives; and that any program, plan or practice to time or to select the grant dates of stock options in coordination with the release by us of material non-public information is prohibited.

Stock Ownership Guidelines

The Board adopted Stock Ownership Guidelines for its Section 16 executive officers, non-employee directors of the Board, officers of the Company, and all other employees that receive stock-based compensation. These individuals are expected to accumulate Flexsteel shares of common stock valued in the following amounts:

●	Directors:	Three times annual director cash compensation

●	Executive Officers:	Two times base salary

●	Officers:	Base salary

●	Key Associates:	One-half of base salary

Ownership includes direct ownership, joint ownership by participant or their spouse, and indirect ownership through a trust, partnership, limited liability company or other entity for the benefit of the participant or spouse. In addition, ownership includes restricted stock awards and intrinsic value of unexercised stock options acquired under Flexsteel’s equity plans.

Policy on Securities Trading - Hedging and Pledging

As part of its Policy Statement on Securities Trading and Communications with Outsiders (Regulation FD), Flexsteel prohibits Directors and officers from using any strategies or products (including “put” or “call” options or “selling short” techniques) to hedge against potential changes in the value of Flexsteel common stock. In addition, Directors and officers may not pledge Flexsteel common stock as collateral.

Nominating Matters

The Nominating and Governance Committee of the Board of Directors is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. When assessing a director candidate’s qualifications, the Nominating and Governance Committee considers current and future strategic needs of the company and the candidate’s expertise in finance, general management, human resources, legal, traditional and digital marketing, e-commerce, sales, operations, manufacturing, supply-chain, company culture, and their independence, high ethical standards, and uncompromising integrity. In addition, the Nominating and Governance Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. The Nominating and Governance Committee has not established specific minimum eligibility requirements for candidates other than high ethical standards, uncompromising integrity, commitment to act in the best interests of the shareholders, requirements relating to age and ensuring that a majority of the Board remains independent.

In addition to the considerations described above, our Nominating and Governance Committee considers diversity in its evaluation of candidates for Board membership. Although the Company has no formal diversity policy, the Board believes that diversity with respect to factors such as background, experience, skills, race, gender and national origin is an important consideration in Board composition. The Nominating and Governance Committee discusses diversity considerations in connection with each candidate as well as on a periodic basis in connection with the composition of the Board as a whole.

If the Nominating and Governance Committee approves a candidate for further review following an initial screening, the Nominating and Governance Committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the Nominating and Governance Committee, along with the Chief Executive Officer. Contemporaneously with the interview process, the Nominating and Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The Nominating and Governance Committee will also take into consideration the candidate’s personal attributes, including integrity, loyalty to and concern for the success and welfare of the Company and its shareholders, willingness to apply sound and independent business judgment, awareness of a director’s role in good corporate citizenship and image, time available for meetings and Company matters, and willingness to assume fiduciary responsibilities. The Nominating and Governance Committee will conduct a background check and consider all available information in determining whether to recommend the candidate to the full Board.

Recommendations for candidates to be considered for election to the Board at our annual shareholder meetings may be submitted to the Nominating and Governance Committee by our shareholders. Candidates recommended by our shareholders will be considered under the same standards as candidates that are identified by the Nominating and Governance Committee. Any nominations for director to be made at an annual meeting of shareholders must be made in accordance with the requirements described in the section of this Proxy Statement entitled Proposals by Shareholders. To enable the committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:

●	The name, age, business address and, if known, residence address of each nominee proposed in such notice;

●	The principal occupation or employment of each such nominee; and

●	The number of shares of stock of the Company, which are beneficially owned by each such nominee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and certain officers and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on its review of the copies of such reports received by it, the Company believes that during fiscal year 2018, all filing requirements applicable to its executive officers, directors and owners of more than 10% of the Company’s common stock have been met, except for the following: due to miscommunication, a statement of changes in beneficial ownership of securities on Form 4 for Mr. Steven Hall and Mr. Richard Stanley were not timely filed for the issuance of restricted stock awards on July 1, 2017. The Form 4 filings for Messers. Hall and Stanley were filed on July 19, 2017.

Audit and Ethics Committee Report

The Audit and Ethics Committee has reviewed and discussed the audited financial statements with management. The Audit and Ethics Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit and Ethics Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit and Ethics Committee concerning independence and has discussed with Deloitte & Touche LLP the firm’s independence. Based on the review and discussions referred to above in this report, the Audit and Ethics Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

This report has been prepared by members of the Audit and Ethics Committee. Members of this Committee are:

Thomas M. Levine, Chair	Michael J. Edwards	Robert J. Maricich

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the material elements of the compensation of the Company’s named executive officers and describes the objectives and principles underlying the Company’s executive compensation program and decisions made for fiscal 2018. The Compensation Committee of the Board of Directors, referred to as the “Committee”, is responsible for establishing the policies and programs for compensating the officers listed in the Summary Compensation Table below, referred to as “named executive officers”. The Committee is comprised of independent directors as defined in The NASDAQ Stock Market listing standards. The Committee also has oversight responsibility of our cash incentive compensation plan, stock plans, long-term incentive plan and other benefit plans for our named executive officers.

Compensation Philosophy and Objectives. We believe it is in our shareholders’ interests to attract, motivate and retain highly qualified individuals in critical positions by providing competitive compensation opportunities. Our guiding compensation principles endeavor to align executive compensation with our strategic objectives and financial performance. We believe that our compensation programs are aligned with our strategic objectives. Most importantly, we believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our shareholders. We further believe that our executive compensation principles have resulted in executive compensation decisions that have appropriately recognized executive performance which have benefited the Company and our shareholders and are expected to drive long-term shareholder value. The following list provides the guiding principles of our compensation programs:

●	Attract, develop and retain highly competitive leaders;

●	Link pay to performance;

●	Incent executives to grow the business and increase shareholder value;

●	Reward team and individual results;

●	Make a significant level of total target compensation variable;

●	Compete with our peer group;

●	On aggregate, high performers base salary will be higher than the peer set;

●	Our Compensation Plans will be easy to understand and administer without compromising the Plans; and

●	Support the overall business objectives and strategy.

Key compensation decisions made by the Committee include:

●	Salary and incentives in our executive officer compensation programs are targeted to the median of our peer group, for commensurate performance;

●	Annual cash incentive and long-term incentives are based on performance, requiring the achievement of pre-determined individual financial and non-financial goals, which drive shareholder value; and

●	A limited number of perquisites are offered.

At the 2016 shareholders’ meeting, our shareholders approved an advisory (non-binding) proposal concerning our fiscal 2016 executive compensation program with approximately 95% of the votes cast in favor of the proposal. The Committee interprets this vote as an affirmation of the Company’s executive compensation program. The Committee stays current with relevant compensation practices to continuously improve compensation plans and align executive compensation with the interests of shareholders. Our shareholders also approved our recommendation to perform a say-on-pay vote every three years. The next advisory vote on executive compensation will occur at the 2019 Annual Shareholders’ Meeting.

Competitive Positioning and Compensation Consultant. The Committee regularly reviews executive compensation levels to ensure we will be able to attract and retain the caliber of executives needed to run our business and that pay for executives is reasonable and appropriate relative to market practice. The Committee periodically completes an in-depth analysis of the Company’s compensation philosophy and structure, including the level of various compensation components, such as salary, annual incentive, and long-term incentive opportunities among peer group companies assisted by an independent compensation consulting firm. The most recent survey was completed for the Committee in early 2017 with the assistance of the independent consulting firm Meridian Compensation Partners, LLC, referred to as “Meridian,” which was hired by the Committee. Meridian benchmarked named executive officer pay opportunities against the external market and focused the analysis on pay program opportunities and structure, rather than amounts actually realized by named executives. Meridian evaluated the market competitiveness of Flexsteel executives in the following categories: base salary, target annual incentives, target total cash compensation (base salary plus target annual incentives), grant date value of long-term incentives, and target total compensation (target total cash plus long-term incentives). Flexsteel’s executive compensation was compared with size-adjusted market data from a customized group of companies. Meridian identified, and the Committee approved 13 peer companies for use in executive compensation reviews as follows:

● American Woodmark Corporation ● Bassett Furniture Industries, Inc. ● Culp, Inc. ● Dixie Group, Inc. ● Ethan Allen Interiors Inc. ● Hooker Furniture Corporation ● Johnson Outdoors Inc.	● Kimball International, Inc. ● Knoll, Inc. ● La-Z-Boy Incorporated ● Lifetime Brands, Inc. ● Patrick Industries, Inc. ● Select Comfort Corporation

Role of Executives in Establishing Compensation. Our Chief Executive Officer plays an integral role in recommending compensation for named executive officers (including base salary and performance-based annual and long-term cash and equity compensation). Our Chief Executive Officer participates in Committee meetings to provide background information on our business, financial and operational objectives, and annually reviews the performance of each executive officer based on their contributions to achieving our business, financial and operational objectives and recommends compensation for our executive officers. Committee members also develop their own opinions on the annual performance of our executive officers based on their interactions with them. As required by the listing standards of The NASDAQ Stock Market LLC, our Chief Executive Officer does not participate in deliberations concerning, or vote on, their compensation arrangements. The Committee approves the compensation for all executive officers.

Components of Executive Compensation. The principal components of our executive compensation program include base salary, annual cash incentive compensation and long-term incentives using our common stock and benefit programs.

Base Salary. An individual executive’s base salary is based upon the executive’s level of responsibility, cumulative knowledge and experience, past individual performance, contributions to past corporate performance, and competitive rates of pay. The Committee reviews each executive officer’s salary annually and makes adjustments, as appropriate, based on the Chief Executive Officer’s recommendation including any change in the executive’s responsibilities, the executive’s past performance and changes in competitive salary levels provided by the compensation consultants retained by the Committee.

The base salary of Karel K. Czanderna, our Chief Executive Officer (Retired September 9, 2018), increased from $630,000 to $650,000 in fiscal year 2018 based on company and individual performance. The base salary of Marcus D. Hamilton, our Chief Financial Officer, Secretary & Treasurer was established at an annual rate of $350,000 and pro-rated for his employment during fiscal year 2018 at $175,000. The base salary of Steven K. Hall, our Senior Vice President – Global Supply Chain increased from $220,000 to $235,000 in fiscal year 2018. The base salary of Richard J. Stanley, our Senior Vice President – Contract Group increased from $210,000 to $220,000 in fiscal year 2018. The base salary of Timothy E. Hall, our Senior Vice President-Finance and Chief Financial Officer, Secretary and Treasurer (Retired July 1, 2018) increased from $315,000 to $325,000 and the base salary of Julia K. Bizzis, Senior Vice President-- Strategic Growth (Retired April 1, 2018) increased from $295,000 to $310,000 and pro-rated to her retirement date of April 1, 2018. The Committee believes the base salaries of the named executive officers for fiscal 2018 were at acceptable market rates.

Cash Incentive Compensation. The purpose of our Cash Incentive Compensation Plan, referred to as the “CIP,” is to align incentive compensation with performance measures that drive the Company’s market value. The CIP is also designed to promote the accomplishment of corporate objectives as reflected in the Company’s annual operating plan and objectives established by management, and to recognize achievement through the payment of incentive compensation. After the completion of the year, the Committee ratifies cash incentives based principally on the extent to which objectives have been achieved. If threshold performance levels are not met, no award is made. The incentive award levels are expressed as a percentage of the executive officer’s base salary ranging from 35% to 115% based on the individual’s responsibility level and total compensation. The payouts of the individual objectives of the CIP range from threshold of 40% to a maximum of 200% of the target award. When the threshold performance is achieved, the payout percentage increases proportionately to the improvement in performance as measured against the objective. The objectives for fiscal year 2018 were the same for all the named executive officers: 50% diluted earnings per share, 20% net sales and 30% free cash flow, and as evaluated by the Committee.

The performance objectives under the cash incentive compensation plan for fiscal 2018 were as follows:

●	Target: diluted earnings per share: $3.00, net sales: $500.0 million, free cash flow: $19.5 million.

●	Threshold: diluted earnings per share: $2.75, net sales: $475.0 million, free cash flow: $17.5 million.

●	Maximum: diluted earnings per share: $3.41, net sales: $541.7 million, free cash flow: $23.0 million.

For fiscal year 2018, the Company achieved its performance objectives as a percentage of target as follows:

●	Diluted earnings per share: 0%

●	Net sales: 74%

●	Free cash flow: 0%

Cash incentive compensation made to named executive officers for fiscal 2018 for achievement of corporate performance objectives are reflected in the column titled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table.

Long-Term Incentives. The purpose of the Long-Term Incentive Compensation Plan, referred to as the “LTIP,” and the Omnibus Stock Plan, referred to as the “Stock Plan,” is to promote the interests of the Company and its shareholders by providing key personnel of the Company with an opportunity to acquire a proprietary interest in the Company and reward them for achieving a high level of corporate performance, and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability. The level of award opportunities, as combined under both plans, are intended to be consistent with comparable companies and reflect an individual’s level of responsibility and performance.

Long-Term Incentive Compensation Plan. Under the LTIP, it is generally intended that the established performance goal or goals will be measured over a three-year period. The Committee will also establish the weighting of each corporate performance objective for purposes of the performance calculations in advance of each performance period. The Committee selected fully-diluted earnings per share for the three-year performance period beginning on July 1, 2015 and ending on June 30, 2018. The performance objective was selected as the best reflection of our corporate performance as most relevant to our shareholders, at this time. The specific performance targets are expressed in an aggregate amount for the three-year period. The Committee endeavors to set the targets at levels that challenge our executive officers to improve operating results and enhance shareholder value.

At the start of each three-year performance period, the Committee establishes a target number of shares of our common stock that each executive can earn subject to our achievement over the three-year performance period of threshold, target and maximum levels of each corporate performance objective. Threshold and maximum levels will be expressed as a multiple of the target level. For the performance period that began July 1, 2015 the target number of shares for which each executive is eligible is based on a percentage of the executive’s base salary at the beginning of the performance period as follows: (i) Ms. Czanderna (Retired), 85%, (ii) Mr. Hamilton, 50%, (iii) Mr. Steven K. Hall, 20%, (iv) Mr. Stanley, 15% (v) Mr. Timothy E. Hall (Retired), 65% and (vi) Ms. Bizzis (Retired), 50%. The payouts of the individual objectives of the LTIP range from threshold of 40% to a maximum of 200% of the target award. When the threshold level is achieved, the payout percentage increases proportionally to the improvement in performance as measured against the objective. The beginning of each fiscal year triggers the start of another three-year performance period. This plan structure results in three active performance periods being in place at any given time. The number of shares for which the named executive officers are eligible for the three-year period ending June 30, 2020 are set forth in the Grants of Plan Based Awards Table.

For the three-year performance period ending June 30, 2018, the fully diluted earnings per share performance objectives reflecting three-year totals, for the threshold, target and maximum levels were $7.90, $9.45, and $12.05, respectively. During this period, the Company achieved 42% of the target fully diluted earnings per share performance objectives. The number of shares earned in fiscal 2018 by each of the named executive officers is set forth in the Option Exercises and Stock Vested Table.

Omnibus Stock Plan. Under the Stock Plan, while the Committee may grant awards to participants in the form of restricted stock, restricted stock units, stock options, stock appreciation rights or performance units, the Company granted stock options and restricted stock units to executive officers under the Stock Plan. Stock options awarded under the shareholder approved plan, give executives the opportunity to purchase our common stock for a term not to exceed ten years and at a price of no less than the closing sale price of our common stock on the date of grant. Executives benefit from stock options only to the extent stock price appreciates after the grant of the option. The Committee recognizes that each executive officer, rather than the Committee, decides whether or not to exercise an option at any given time. For this reason, the Committee’s decision to grant a stock option to an executive officer does not take into account any gains realized by the executive officer due to a decision to exercise a pre-existing option in any given year. Historically, stock options are immediately exercisable and restricted stock units are subject to a vesting period and then converted on a one for one basis to common stock shares. The Committee has not repriced stock options or replaced stock options that are underwater in the past and does not intend to engage in either practice in the future. Stock options and restricted stock units are granted at the Committee’s regularly scheduled meeting, based on recommendations from the Chief Executive Officer, the participant’s level of responsibility and total compensation. Most Committee meetings are scheduled a year in advance. Scheduling decisions for Committee meetings are made without regard to anticipated earnings or other major announcements by us. The Committee will consider granting various types of equity to newly hired executives on a case-by-case basis.

The number of option shares granted in fiscal 2018 to each of the named executive officers is set forth in the Grants of Plan Based Awards Table.

Severance and Change in Control Benefits. We maintain severance and change-in-control agreements with certain of the Named Executive Officers. These change-in-control agreements are intended to ensure that thoroughly objective judgments are made in relation to any potential change in corporate ownership so that stockholder value is appropriately safeguarded and returns to investors are maximized. The change-in-control agreements provide for cash severance benefits upon a double-trigger (meaning there must be both a qualifying change-in-control and termination of employment) and do not provide for any “gross-up” payments to executives for excise taxes incurred with respect to benefits received under a change-in-control agreement. Additionally, the CIP and LTIP award agreements provide for double-trigger vesting for awards; meaning that there must be both a change-in-control and a qualifying termination of employment in order for the awards to vest in connection with or following such change-in-control. The outstanding restricted stock units will vest upon the occurrence of a change-in-control alone. In fiscal 2019, the Company entered into Retention Bonus Agreements with Mr. Hamilton, Mr. Steven Hall and Mr. Stanley that provide that they will receive a lump sum payment equal to 30% of his highest base salary through December 31, 2019, if employment with the Company continues through December 31, 2019 or employment is involuntarily terminated before December 31, 2019 by the Company without Cause as that term is defined in the Company’s CIP. These agreements are intended to provide additional incentives for such individuals to remain with the Company as a result of the previously announced search for a new Chief Executive Officer to replace Karel K. Czanderna, who retired on September 9, 2018. For further information regarding the benefits to be received upon termination of employment or change-in-control, see the section entitled “Potential Payments Upon Termination or Change-In-Control” below.

The Company makes available to Mr. Timothy E. Hall benefits under our Senior Officers Supplemental Retirement Plan. No other executive officers are eligible to participate in these retirement benefits. This plan is discussed after the Summary Compensation table.

Other Compensation and Benefits. We may provide the following perquisites to our executive officers:

●       country club dues;

●       tax planning services;

●       supplemental health insurance; and

●       furniture program.

These perquisites are provided to retain executives for key positions, to assist in their business development efforts and to remain competitive in the marketplace. The value of the perquisites provided to our named executive officers is set forth in the column titled “All other compensation” of the Summary Compensation Table.

Other Policies. The Company’s CIP, Stock Plan and LTIP provide for the right to require a participant to pay back any amount received under the plan to the extent provided by law or any “clawback” policy adopted by the Company. The award agreements for both the CIP and the LTIP provide for the forfeiture of payments in the event the participate competes with the Company within two years of termination or improperly uses Company confidential information.

Tax Implications. Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. Historically, there has been an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under applicable Internal Revenue Service (IRS) regulations. To qualify as “performance-based,” compensation payments must be, among other things, based solely upon the achievement of objective performance goals and made under a plan that is administered by the Committee. Generally, in the past we have designed our executive compensation program to permit the Committee to award compensation intended to be eligible for deductibility to the extent permitted by Section 162(m) and the relevant IRS regulations. With the enactment of the 2017 Tax Cuts and Jobs Act, however, the performance-based compensation exemption has been eliminated, except with respect to certain grandfathered arrangements. While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the review and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

Mary C. Bottie, Chair           Michael J. Edwards            Robert J. Maricich             Nancy E. Uridil

Summary Compensation Table

During fiscal year 2018, the Company had six executive officers. The following table sets forth the cash and non-cash compensation, for the fiscal years so indicated awarded to or earned by (i) the individual that served as our principal executive officer referred to as “Chief Executive Officer”, during our fiscal year ended June 30, 2018, referred to as “fiscal 2018”; (ii) the individuals that served as our principal financial officer referred to as “Chief Financial Officer”, during fiscal 2018; and (iii) the other three executive officers of Flexsteel that served during fiscal 2018. The Chief Executive Officer, the Chief Financial Officer and the three executive officers named below are collectively referred to in this proxy statement as the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Karel K. Czanderna	2018	650,000	–	552,463	24,034	110,630	32,257	1,369,383
President and	2017	630,000	–	535,500	24,778	440,500	39,958	1,670,736
Chief Executive Officer	2016	600,000	–	510,000	21,344	828,000	42,090	2,002,064
(Retired September 9, 2018)

Marcus D. Hamilton	2018	175,000	89,460	262,519	–	15,540	147,992	690,510
Chief Financial Officer,
Secretary and Treasurer

Steven K. Hall	2018	235,000	–	252,153	16,827	12,175	38,945	555,099
Senior Vice President – Global	2017	220,000	–	55,000	17,346	78,660	28,957	399,983
Supply Chain	2016	210,000	–	42,000	10,672	76,290	25,455	364,417

Richard J. Stanley	2018	220,000	–	235,865	16,827	11,400	32,395	516,487
Senior Vice President – Contract	2017	210,000	–	42,000	17,346	30,940	33,529	333,815
Group	2016	200,000	–	30,000	10,672	76,120	100,581	417,373

Timothy E. Hall	2018	325,000	70,420	–	–	28,860	101,091	525,371
Senior Vice President, Chief	2017	315,000	–	204,750	21,062	114,910	102,841	758,563
Financial Officer, Secretary	2016	315,000	–	204,750	13,874	187,430	94,367	815,421
and Treasurer
(Retired July 1, 2018)

Julia K. Bizzis	2018	232,500	38,788	–	–	20,662	29,352	321,302
Senior Vice President – Strategic	2017	295,000	–	147,510	21,062	107,620	37,922	609,134
Growth	2016	295,000	–	147,500	13,874	158,360	32,543	647,277
(Retired April 1, 2018)

(1)	The amount shown for Mr. Hamilton represents the difference between the Cash Incentive earned in fiscal year 2018 and the guaranteed amount per his employment letter dated December 21, 2017. The amounts shown for Mr. Timothy Hall and Ms. Bizzis represent a cash settlement at target value in lieu of participation in the 2018 – 2020 LTIP Plan due to their retirements on July 1, 2018 and April 1, 2018 respectively.

(2)	The amounts shown represent target three-year performance stock awards granted under the long-term incentive plans during each fiscal year and restricted units awarded to certain executive officers in fiscal year 2018. No performance shares will be issued unless the minimum specific performance goals set by the Compensation Committee are met. The 2018 three-year performance period is July 1, 2017 – June 30, 2020. The 2017 three-year performance period is July 1, 2016 – June 30, 2019. The 2016 three-year performance period is July 1, 2015 – June 30, 2018. Shares earned, if any, will be issued following each respective three-year performance period. The amounts shown reflect the grant date fair value of the awards assuming achievement of the target performance goals. The maximum share award value that could be issued for Ms. Czanderna is $1,105,000 for 2018, $1,071,000 for 2017 and $1,020,000 for 2016; for Mr. Hamilton is $291,667 for 2018, $175,000 for 2017 and $58,333 for 2016; for Mr. Steven Hall is $164,500 for 2017, $88,000 for 2017 and $67,200 for 2016; for Mr. Stanley is $132,000 for 2018, $67,200 for 2017, and $48,000 for 2016; for Mr. Timothy Hall is $0 for 2018, $409,500 for 2017, and $409,500 for 2016; and Ms. Bizzis is $0 for 2018, $295,020 for 2017 and $295,000 for 2016. Mr. Steven Hall received a restricted stock unit award on July 1, 2017 of $169,905 which vested on June 30, 2018. Mr. Stanley received a restricted stock unit award on July 1, 2017 of $169,905 which vested on June 30, 2018.

(3)	The amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the stock option award amount may be found in Note 8 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018. The material terms of these options are set forth in the Outstanding Equity Awards at Fiscal Year-End table below.

(4)	The amounts shown represent the cash earned under the Company’s Cash Incentive compensation plan for each respective fiscal year.

(5)	Includes amounts paid or accrued for the following perquisites and personal benefits: tax planning services, country club dues, supplemental health insurance, furniture program, relocation, company retirement plan contributions and matching contributions to our 401(k) plan. The amounts of our contributions to the senior officer supplemental retirement plan for 2018, 2017 and 2016 for Mr. Timothy Hall were $64,948, $77,000 and $69,000, respectively. Mr. Hamilton’s amount includes the payment or reimbursement of $110,445 of relocation expenses and the reimbursement of $21,669 of tax payments related to those expenses.

Senior Officer Supplemental Retirement Plan

We maintain a supplemental retirement plan, collectively referred to as the “Supplemental Plan”, which provides for additional annual defined contributions toward retirement benefits for Mr. Timothy Hall. The Supplemental Plan is no longer available to current or future executives. The additional contribution is stipulated in the executive’s individual agreements or in the document governing the arrangements. Earnings are credited to the accumulated contributions based on the investment return of assets we designate for this obligation. The amount of the contribution for Mr. Timothy Hall is reported in the Summary Compensation Table in the column titled “All Other Compensation”. Distributions begin six months after separation of service when the executive retires or in some cases when the executive terminates employment. Distributions are paid in installments or lump sums as elected by the executive.

Agreements with Marcus D. Hamilton

Effective January 8, 2018 the Company named Marcus D. Hamilton, Chief Financial Officer. In connection with Mr. Hamilton’s appointment, the Company entered into a letter agreement with him, dated December 21, 2017, that provides for an annual salary of $350,000 and benefits commensurate with other executive officers of the Company.

Mr. Hamilton participates in the annual executive incentive compensation program at a target award of 60% of his base salary. The annual cash incentive was pro-rated based on days employed and guaranteed for fiscal year 2018. Mr. Hamilton participates in the Company’s long-term incentive plan which is established annually by the Compensation Committee of the Board. The Company paid or reimbursed Mr. Hamilton for certain expenses related to his relocation to Dubuque, Iowa.

As part of the letter agreement, Mr. Hamilton entered into a Severance Agreement dated January 8, 2018 which provides for the post-termination benefits described under “Executive Compensation-Potential Payments Upon Termination or Change-In-Control” below. In addition, Mr. Hamilton entered into a Confidentiality and Non-Competition Agreement whereby he agreed not to compete with the Company during employment and for 12 months after termination.

Effective September 25, 2018, the Company entered into a Retention Bonus Agreement with Mr. Hamilton. The Retention Bonus Agreement provides that he will receive a lump sum payment equal to 30% of his highest base salary through December 31, 2019, if employment with the Company continues through December 31, 2019 or employment is involuntarily terminated before December 31, 2019 by the Company without Cause, as that term is defined in the Company’s CIP.

Grants of Plan-Based Award

The following table sets forth certain information relating to non-equity and equity incentive plan awards granted to our named executive officers during fiscal 2018.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other: Number of Securities Underlying	Exercise or Base	Grant Date Fair Value
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Options or RSU Awards (3) (#)	Price of Option or RSU ($/Sh)	of Stock and Option Awards (4) ($)
Karel K.	07/01/17	59,800	747,500	1,495,000
Czanderna	07/01/17				4,084	10,210	20,420			552,463
(Retired)	09/08/17							2,211	45.21	24,034

Marcus D.	01/08/18	8,400	105,000	210,000
Hamilton	01/08/18				2,145	5,363	10,726			262,519

Steven K.	07/01/17	6,580	82,250	164,500
Hall	07/01/17				608	1,520	3,040			82,247
	07/01/17							3,140	54.11	169,905
	09/08/17							1,548	45.21	16,827

Richard J.	07/01/17	6,160	77,000	154,000
Stanley	07/01/17				488	1,219	2,438			65,960
	07/01/17							3,140	54.11	169,905
	09/08/17							1,548	45.21	16,827

Timothy	07/01/17	15,600	195,000	390,000
E. Hall
(Retired)

Julia K.	07/01/17	11,160	139,118	278,236
Bizzis
(Retired)

(1)	These columns show the potential range of payouts for fiscal 2018 performance under our Cash Incentive compensation plan described in the section titled “Cash Incentive Compensation” in the “Compensation Discussion and Analysis” above. The cash incentive payments for 2018 performance are shown in the column “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table above.

(2)	These columns show the potential range of payouts of three-year performance stock awards granted under the Long-Term Management Incentive Plan during fiscal 2018. The 2018 three-year performance period is July 1, 2017 – June 30, 2020. The amount for Mr. Hamilton represents the potential range of payouts of three-year performance stock awards granted under the Long-Term Management Incentive Plan during fiscal 2018 per his employment letter dated December 21, 2017 for the three-year performance periods of July 1, 2015 – June 30, 2018, July 1, 2016 – June 30, 2019 and July 1, 2017 – June 30, 2020.

(3)	The amounts represent restricted stock units granted on July 1, 2017 and stock options granted on September 8, 2017 to Messrs. Steven Hall and Richard Stanley both grants in accordance with our Omnibus Stock Plan described in the “Compensation Discussion and Analysis” above. The restricted stock units fully vested on June 30, 2018 and were converted to common stock shares on vesting date subject to the terms and conditions set forth in the Notification of Award letter and the terms and conditions of the Omnibus Stock Plan. The options are fully vested at the time of grant and they expire on or before September 1, 2027 subject to the terms and conditions set forth in the Notification of Award letter other terms and conditions of the Omnibus Stock Plan.

(4)	The amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Top 718. The assumptions used in calculating the stock option award amount may be found in Note 8 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information relating to equity awards outstanding at June 30, 2018 for each of our named executive officers.

	Option Awards (1)			Performance Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Performance Period	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Karel K. Czanderna				07/01/2015- 06/30/2018	11,835	472,217
(Retired)				07/01/2016- 06/30/2019	13,515	539,249
				07/01/2017- 06/30/2020	10,210	407,379
	10,000	20.50	07/02/2022
	5,000	19.77	12/10/2022
	3,600	27.57	12/09/2023
	3,200	31.06	12/08/2024
	2,320	43.09	07/01/2025
	2,107	47.45	09/01/2026
	2,211	45.21	09/08/2027
Marcus D. Hamilton				07/01/2015- 06/30/2018	596	23,780
				07/01/2016- 06/30/2019	1,788	71,341
				07/01/2017- 06/30/2020	2,979	118,862

Steven K. Hall				07/01/2015- 06/30/2018	974	38,863
				07/01/2016- 06/30/2019	1,388	55,381
				07/01/2017- 06/30/2020	1,520	60,648
	1,200	31.06	12/08/24
	1,160	43.09	07/01/25
	1,475	47.45	09/01/26
	1,548	45.21	09/08/27
Richard J. Stanley				07/01/2015- 06/30/2018	696	27,770
				07/01/2016- 06/30/2019	1,060	42,294
				07/01/2017- 06/30/2020	1,219	48,638
	250	31.06	12/08/24
	1,160	43.09	07/01/25
	1,475	47.45	09/01/26
	1,548	45.21	09/08/27
Timothy E. Hall				07/01/2015- 06/30/2018	4,751	189,565
(Retired)				07/01/2016- 06/30/2019	5,167	206,163
	1,508	43.09	07/01/2025
	1,791	47.45	09/01/2026
Julia K. Bizzis				07/01/2015- 06/30/2018	3,138	125,206
(Retired)				07/01/2016- 06/30/2019	2,172	86,663
	1,791	47.45	07/01/2018

(1)

All option awards are fully vested as of the date of grant and have a term of 10 years. Ms. Bizzis’ unexercised stock options expired on July 1, 2018, three months after her April 1, 2018 retirement date. As of June 30, 2018, neither Ms. Czanderna nor Mr. Timothy Hall had retired from Flexsteel. Therefore, the option expiration dates in the table reflect the dates in effect as of June 30, 2018. However, on July 1, 2018, Mr. Timothy Hall did retire from Flexsteel. As per the 2013 Omnibus Stock Plan and the subsequent Notification of Award letters, Mr. Hall’s options expired three months after his retirement date. The expiration date of his options was October 1, 2018. None of Mr. Hall’s remaining options reflected in the table above were exercised. Ms. Czanderna retired on September 9, 2018. As per agreement, Ms. Czanderna will have three years to exercise her outstanding options. Therefore, the modified expiration date of Ms. Czanderna’s options is on September 9, 2021.

(2)

The amounts shown represent the potential three-year performance stock awards granted under the Long-Term Incentive Plan during each three-year performance period. No shares will be issued unless the minimum specific performance goals set by the Compensation Committee are met. Shares earned, if any, will be issued following each respective three-year performance period. Ms. Bizzis retired on April 1, 2018. Per the 2013 Omnibus Plan, her shares have been pro-rated for the time served during the performance periods. As of June 30, 2018, neither Mr. Timothy Hall nor Ms. Czanderna had retired from Flexsteel. Therefore, the amounts shown in the table have not been pro-rated to reflect the time served. Ms. Czanderna retired on September 9, 2018. Her eligible performance shares for the open performance periods ending on June 30, 2019 and June 30, 2020 are 9,879 and 4,053 respectively. Mr. Timothy Hall retired on July 1, 2018. His eligible performance shares for the open performance period ending June 30, 2019 is 3,445. Neither Ms. Bizzis nor Mr. Hall are eligible participants in the performance period ending June 30, 2020.

(3)	The amounts shown reflect the fair value of the awards based on the June 29, 2018 closing stock price of $39.90 per share, assuming a performance level of 100% of target is achieved. Ms. Bizzis’ award amounts for both performance periods have been pro-rated based on her April 1, 2018 retirement date. Mr. Timothy Hall’s award amounts for both performance periods have not been pro-rated since his retirement date occurred after June 30, 2018.

Option Exercises and Stock Vested

The following table sets forth certain information for each of our named executive officers regarding the exercise of stock options and the payout of performance shares under the 2013 Long-Term Management Incentive Compensation Plan that were earned, and the vesting of Restricted Stock Units during the fiscal year ended June 30, 2018.

	Option Awards		Stock Awards (2) (3)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Karel K. Czanderna	–	–	4,963	163,183
Marcus D. Hamilton			249	8,187
Steven K. Hall			3,548	136,503
Richard J. Stanley			3,431	132,656
Timothy E. Hall	4,500	43,454	1,992	65,497
Julia K. Bizzis			1,315	42,237

(1)

The value realized is calculated by multiplying the number of shares acquired and exercised by the difference between the market price of common stock at exercise and the exercise price. Mr. Timothy Hall swapped 3,381 shares at a market price of $38.855 and exercised 2,400 options at an exercise price of $27.57 and exercised 2,100 options at an exercise price of $31.06 on May 18, 2018 resulting in 1,119 additional shares being issued to Mr. Hall and a value realized on the swap of $43,454.

(2)

Includes the payment of performance shares which vested on June 30, 2018, upon subsequent confirmation by the Compensation Committee that performance goals had been achieved. The value realized was determined by multiplying the number of vested shares by the closing market price of $32.88 per share of the Company’s common stock on September 13, 2018, the date the shares were distributed.

(3)	Mr. Steven Hall includes the vesting of 3,140 restricted stock units granted on July 1, 2017 at a value of $54.11. Mr. Stanley includes the vesting of 3,140 restricted stock units granted on July 1, 2017 at a value of $54.11. The value realized was determined by multiplying the number of vested shares by the closing market price of $39.20 per share of the Company’s common stock on July 2, 2018, the date the shares were distributed.

Nonqualified Deferred Compensation

The following information sets forth certain information relating to nonqualified deferred compensation as of June 30, 2018 for our named executive officers. For a description of the Supplemental Plan, see the discussion following the Summary Compensation Table.

Name	Executive Contribution in Last FY ($)	Company Contribution in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Timothy E. Hall
Supplemental Plan	N/A	64,948	123,105	–	961,041

(1)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table above.

(2)	The contributions by the executive and the Company were reported as compensation in the Summary Compensation tables for previous years to the extent the person was a named executive officer.

Potential Payments Upon Termination or Change-In-Control

Letter Agreement with Karel K. Czanderna. Effective July 1, 2012 the Company named Karel K. Czanderna, President and Chief Executive Officer. In connection with Ms. Czanderna’s appointment, the Company entered into a letter agreement with her, dated June 29, 2012.

The letter agreement provides that upon Ms. Czanderna’s termination for other than cause during the first seven years of her employment or Ms. Czanderna terminates for good reason, the Company would pay eighteen months of her base salary and one and one-half times the annual incentive bonus for the most recently completed fiscal year in a lump sum. Assuming Ms. Czanderna was terminated on June 30, 2018, she would have been paid a lump sum of $1,290,750 and be reimbursed for eighteen months of health insurance payments valued at approximately $36,000, conditioned upon the execution of a mutually agreeable severance agreement that includes a mutual release, eighteen months non-compete provision, and non-hire, non-solicitation, non-disparagement and confidentiality clauses. Ms. Czanderna retired on September 9, 2018. In connection with Ms. Czanderna’s retirement, Ms. Czanderna entered into a retirement agreement and release which provides for a lump sum payment of $1,140,945, representing the aggregate of 18 months’ base salary and one and one-half times the annual incentive bonus for the fiscal year ending June 30, 2018; reimbursement or payment of the premiums for continuation of her medical benefits under COBRA for a period of 18 months; and reimbursement of health insurance premiums up to $2,000 per month from April 1, 2020 through May 4, 2021, pro-rated for the partial month.

Letter Agreement with Marcus D. Hamilton. Effective January 8, 2018 the Company named Marcus D. Hamilton, Chief Financial Officer. In connection with Mr. Hamilton’s appointment, the Company entered into a severance agreement with him, dated January 8, 2018.

The severance agreement provides that if the Company terminates Mr. Hamilton for other than cause, the Company will pay twelve months of his base salary in a lump sum. Assuming Mr. Hamilton was terminated on June 30, 2018, he would be paid a lump sum of $350,000 plus a lump sum cash payment equal to the COBRA premiums necessary to continue his and his dependents’ health insurance coverage in effect on the date of termination for a period of twelve months without regard to whether he elects continuation of coverage under COBRA. These payments are conditioned upon the execution of a mutually agreeable severance agreement which includes a release by Mr. Hamilton, a twelve month non-compete provision, and non-hire, non-solicitation, non-disparagement and confidentiality clauses.

Cash Incentive Compensation Plan and Long-Term Incentive Compensation Plan. Under the terms of the Company’s CIP and LTIP and applicable award agreements, named executive officers are entitled to receive payments as a result of a termination due to death or disability, on or after reaching age 62, or due to an involuntary termination for other than cause in the event of a change in control. The amount to be paid to a participant in such events is based on the pro rata number of days worked during the performance period. The awards will be paid in a lump sum after the end of the performance period, except under certain circumstances as determined by the Compensation Committee. The award agreements for both the CIP and the LTIP provide for the forfeiture of payments in the event the participant competes with the Company within two years of termination or improperly uses Company confidential information. Assuming a termination of a named executive officer on June 30, 2018 due to death or disability, on or after reaching age 62 or due to an involuntary termination for other than cause in the event of a change in control, and assuming target performance thresholds are met for each applicable performance period, such persons would be entitled to receive shares under the LTIP valued as of June 30, 2018 ($39.90 per share) as follows: Ms. Czanderna: $495,000; Mr. Hamilton: $87,000; Mr. Steven Hall: $57,000; Mr. Stanley $44,000; Mr. Timothy Hall: $137,000. See the description of the Senior Officer Supplemental Retirement Plan Section above and the Non-Qualified Deferred Compensation Table for a description and amounts payable under the Supplemental Plan.

Omnibus Stock Plan. Under the terms of the Stock Plan and applicable award agreements, the unvested restricted stock units held by a named executive officer will vest in full upon the death or disability of such person or upon a change in control. No restricted units were outstanding as of June 30, 2018.

Retention Bonus Agreement. In fiscal 2019, the Company entered into Retention Bonus Agreements with Mr. Hamilton, Mr. Steven Hall and Mr. Stanley that provide that they will receive a lump sum payment equal to 30% of their highest base salary through December 31, 2019, if employment with the Company continues through December 31, 2019 or employment is involuntarily terminated before December 31, 2019 by the Company without Cause as that term is defined in the Company’s CIP. Assuming the following named executive officers’ base salary on the date of involuntary termination (that occurs prior to December 31, 2019) is equal to their base salaries on June 30, 2018, such persons would receive the following payments under their Retention Bonus Agreement: Mr. Hamilton $105,000; Mr. Steven Hall $70,500; Mr. Stanley $66,000.

CEO Pay Ratio

For fiscal year 2018, the median annual total compensation of all our employees (other than our CEO) was $38,841 and the annual total compensation for the CEO was $1,369,383. The ratio of our CEO’s annual total compensation to the median annual compensation of all other employees was estimated to be 35.26:1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010.

To identify the median compensated employee, we used the following methodology and assumptions:

●	We collected all the compensation data of all our employees globally, as of June 1, 2018, for the prior twelve-month period.

●	We annualized compensation for employees who were hired between June 1, 2017 and May 31, 2018. The compensation in non-US currencies was converted to U.S. dollars using exchange rates as of June 1, 2018.

●	We used the following pay elements to determine total annual compensation for the median: base salary (including overtime, vacation and holiday pay) and bonuses.

OWNERSHIP OF STOCK BY
DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the shares of the Company’s common stock beneficially owned by the Company’s directors, the named executive officers, and by all directors and executive officers as a group as of September 14, 2018. Unless otherwise indicated, to the best knowledge of the Company, all persons named in the table have sole voting and investment power with respect to the shares shown.

Name	Title	Amount of Common Stock Beneficially Owned (1)(2)		Percent of Common Stock Outstanding (4)
Jeffrey T. Bertsch	Interim President, Director	210,908	(3)	2.7%
Karel K. Czanderna	President and Chief Executive Officer, Director (Retired)	94,267		1.2%
Timothy E. Hall	Senior Vice President, Chief Financial Officer (Retired)	39,517		0.5%
Eric S. Rangen	Director	29,082		0.4%
Robert J. Maricich	Director	22,952		0.3%
Nancy E. Uridil	Director	21,812		0.3%
Julie K. Bizzis	Senior Vice President, Strategic Growth (Retired)	18,001		0.2%
Thomas M. Levine	Director	16,622		0.2%
Mary C. Bottie	Director	10,367		0.1%
Steven K. Hall	Senior Vice President, Global Supply Chain	9,529		0.1%
Richard J. Stanley	Senior Vice President, Contract Group	8,324		0.1%
Marcus D. Hamilton	Chief Financial Officer, Secretary and Treasurer	2,784		0.0%
Michael J. Edwards	Director	2,228		0.0%
All Directors and Executive Officers as a Group (13)		486,393		6.1%

(1)	Includes the following number of shares which may be acquired by exercise of stock options: Ms. Czanderna – 28,438; Mr. Hamilton – 2,286; Mr. Steven Hall – 6,121; Mr. Stanley – 5,171; Mr. Timothy Hall – 3,299; Ms. Bizzis – 1,791; Mr. Levine – 5,500; Mr. Maricich – 5,500; Mr. Rangen – 16,750; Ms. Uridil – 13,000.

(2)	Includes shares, if any, owned beneficially by their respective spouses.

(3)	Does not include 111,053 shares held in irrevocable trusts for which trusts American Trust & Savings Bank serves as sole trustee. Under the Terms of Trust, Mr. Bertsch has a possible contingent interest in each trust. Mr. Bertsch disclaims beneficial ownership in the shares held by each such trust.

(4)	Shares of the Company’s common stock not outstanding but deemed beneficially owned because the respective person or group has the right to acquire the shares as of September 14, 2018, or within 60 days of such date, are treated as outstanding for purposes of calculating the percentage of common stock outstanding for such person or group.

OWNERSHIP OF STOCK BY
CERTAIN BENEFICIAL OWNERS

To the best knowledge of the Company, no person owns beneficially 5% or more of the outstanding common stock of the Company as of September 14, 2018 except as set forth below. Unless otherwise indicated, to the best knowledge of the Company, all persons named in the table have sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned (1)	Percent of Class
Royce & Associates, LP, 745 Fifth Avenue, New York, NY10151	1,126,078(2)	14.3%
Dimensional Fund Advisors LP, 6300 Bee Cave Rd., Bldg. One, Austin, TX 78746	653,988(3)	8.3%
BlackRock, Inc., 55 East 52nd St., New York, NY 10055	492,768(4)	6.3%

(1)	To the best knowledge of the Company, no beneficial owner named above has the right to acquire beneficial ownership in additional shares.

(2)	The number of shares beneficially owned is based on information provided in a Form 13F filed with the Securities and Exchange Commission on August 9, 2018.

(3)	The number of shares beneficially owned is based on information provided in a Form 13F filed with the Securities and Exchange Commission on August 10, 2018, which reflects shared voting power with respect to 653,988 shares and shared investment power with respect to 24,211 shares.

(4)	The number of shares beneficially owned is based on information provided in a Form 13F filed with the Securities and Exchange Commission on August 9, 2018, which reflects no voting power with respect to 14,358 shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP was the Company’s independent registered public accounting firm in fiscal 2018. In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche LLP provided audit-related services during fiscal 2018 and 2017.

The Audit and Ethics Committee pre-approves both the type of services to be provided by Deloitte & Touche LLP and the estimated fees related to these services. The Audit and Ethics Committee reviewed professional services and the possible effect on Deloitte & Touche LLP’s independence was considered. The Audit and Ethics Committee has considered and found the provision of services for non-audit services compatible with maintaining Deloitte & Touche LLP’s independence. All services provided by Deloitte & Touche LLP during fiscal 2018 and 2017 were pre-approved by the Audit and Ethics Committee. It is not expected that a representative of Deloitte & Touche LLP will attend the Annual Meeting of Shareholders.

(in thousands)	2018	2017
Audit Fees (1)	$620	$452

(1)	Professional fees and expenses for the audit of financial statements for fiscal 2018 and fiscal 2017 consisted of (i) audit of the Company’s annual consolidated financial statements; (ii) reviews of the Company’s quarterly consolidated financial statements; (iii) consents and other services related to Securities and Exchange Commission matters; (iv) consultations on financial accounting and reporting matters arising during the course of the audit and reviews.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of June 30, 2018, about the Company’s equity compensation plans, including the Company’s stock option plans and long-term management incentive plan. All of these plans have been approved by shareholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	166,046	$30.65	1,026,385
Equity compensation plans not approved by security holders	–	–	–
Total	166,046	$30.65	1,026,385

PROPOSALS BY SHAREHOLDERS

Shareholders wishing to have a proposal considered for inclusion in the Company’s proxy statement for the 2019 annual meeting must submit the proposal in writing and direct it to the Secretary of the Company at the address shown in this proxy statement. The Company must receive it no later than July 31, 2019. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the SEC under the 1934 Act. It is suggested the proposal be submitted by certified mail, return receipt requested. Shareholders who intend to present any other proposal or nominate a person to be elected as a director at the 2019 annual meeting must provide the Company notice of such proposal no later than September 11, 2019. However, if the 2019 annual meeting is to be held before November 11, 2019 or after February 8, 2020, then the proposal or nomination must be received before the later of (i) the close of business on the 10th day following the day on which public disclosure of the meeting date is made and (ii) the close of business 90 days before the 2019 annual meeting. The proposal or nomination must contain the specific information required by our bylaws. You may obtain a copy of our bylaws by writing to our Corporate Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

The percentage total number of the outstanding shares represented at each of the last three years’ shareholders’ annual meetings was as follows: 2015 – 71.9%; 2016 – 80.3%; and 2017 – 75.8%.

A copy of the Company’s Annual Report on Form 10-K for the year ended June 30, 2018, other reports filed or furnished with or to the Securities and Exchange Commission, our Guidelines for Business Conduct, Audit and Ethics Committee Charter, Compensation Committee Charter and Nominating and Governance Committee Charter are available, without charge, on the Company’s website at www.flexsteel.com or by writing to the Office of the Secretary, Flexsteel Industries, Inc., P.O. Box 877, Dubuque, Iowa 52004-0877.

The Board does not know of any other matter which may come before the meeting. However, should any other matter properly come before the meeting, the persons named in the proxy card will vote in accordance with their judgment upon such matters.

Shareholders are urged to vote by Internet or telephone, or if you received paper copies of our Proxy materials, you can also mark, date, sign and promptly mail the accompanying Proxy card in the enclosed envelope. Prompt response is helpful, and your cooperation will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Marcus D. Hamilton Secretary

Dated:	October 29, 2018

Dubuque, Iowa

FLEXSTEEL INDUSTRIES, INC.
P.O. BOX 877
DUBUQUE, IA 52004-0877

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E52072-P13506	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLEXSTEEL INDUSTRIES, INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	All	All	Except

	☐	☐	☐
1.

To elect three (3) Class II Directors to serve until the year 2021 Annual Meeting and until their respective successors have been elected and qualified or until their earlier resignation, removal or termination.

Nominees:

01) Mary C. Bottie
02) Eric S. Rangen
03) Nancy E. Uridil

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E52073-P13506

FLEXSTEEL INDUSTRIES, INC. ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of Flexsteel Industries, Inc., hereby appoints Thomas L. Levine and Robert J. Maricich, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote at the Annual Meeting of the Shareholders of Flexsteel Industries, Inc., to be held on Monday, December 10, 2018 at 2:00 p.m. at The Westin Minneapolis, 88 South 6th Street, Minneapolis, MN 55402 and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side